Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated April 20, 2007, accompanying the consolidated balance sheets of MFRI, Inc. (a Delaware corporation) and Subsidiaries as of January 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, included in their Annual Report on Form 10-K for the years ended January 31, 2007 and 2006  filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said reports in Registration Statement No. 333-139432 on Form S-3, Registration Statement No. 333-21951 on Form S-3, Registration Statement No. 333-44787 on Form S-3, Registration Statement No. 333-08767 on Form S-8, Registration Statement No. 333-121526 on Form S-8, and Registration Statement No. 333-130517 on Form S-8, of MFRI, Inc. and Subsidiaries.

/S/ GRANT THORNTON LLP

Chicago, Illinois

April 20, 2007